Exhibit 10.1

DEBTOR IN POSSESSION FINANCING
AGREEMENT
Dated as of ___, 2009
by and between
CANARGO ENERGY CORPORATION
as debtor and debtor-in-possession and
as Borrower, and
PERSISTENCY, as Lender

TABLE OF CONTENTS
[To Be Completed]

DEBTOR IN POSSESSION FINANCING AGREEMENT
     DEBTOR IN POSSESSION FINANCING AGREEMENT by and between CANARGO ENERGY CORPORATION, a Delaware corporation, debtor in possession (“Borrower” or “CanArgo”) and PERSISTENCY, a Cayman Islands limited company (“Lender” or “Persistency”) dated as of October ___, 2009.
WITNESSETH:
WHEREAS, CanArgo is currently in default of its obligations to Persistency in an amount through the date hereof of $12,726,116, and is also in default of its obligations to certain other creditors of Canargo; and
WHEREAS, CanArgo, Persistency and certain other creditors of CanArgo have entered into a Plan Support and Lock —Up Agreement dated as of August 6, 2009 (the “Plan Support Agreement”) pursuant to which the parties thereto have agreed to support a proposed chapter 11 plan for CanArgo (the “Plan”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”); and
WHEREAS, pursuant to a binding Commitment Letter dated October 22, 2009 (the “Commitment Letter”) and to provide financing to Borrower so that it may pursue confirmation of the Plan, Lender has agreed to provide to Borrower a debtor-in-possession credit facility in an amount of up to $1,200,000 (the “Commitment”) consisting of a multiple draw term loan in an aggregate principal amount at any time outstanding not to exceed the Commitment, and the Lender has agreed to provide such facility upon the terms and conditions set forth in this Agreement and the other loan documents referenced herein; and
WHEREAS, on October 28, 2009, the Borrower commenced a case, Case No. 09-16453 (AJG) (the “Chapter 11 Case”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and the Borrower has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its business as debtor-in-possession.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS; CERTAIN TERMS
     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
     “Action” has the meaning specified therefor in Section 8.11.
     “Advance” has the meaning ascribed thereto in Section 2.01(a).

     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 50% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agreement” means this Debtor In Possession Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
     “Assignment and Acceptance” has the meaning ascribed thereto in Section 8.05(b).
     “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president, executive vice president or treasurer of such Person.
     “Availability” means, at any time, an amount equal to the difference between the Commitment and the aggregate outstanding principal amount of the Loan at such time, less the Professionals Fee and Expense Deposit.
     “Bankruptcy Code” has the meaning specified therefor in the recitals hereto.
     “Bankruptcy Court” has the meaning specified therefor in the recitals hereto.
     “Borrower” has the meaning specified therefor in the preamble hereto.
     “Borrower Counsel” has the meaning specified therefor in Section 6.01(f).
     “Bridge Loan” means that certain loan made by Persistency to CGuern at the request of Borrower and CGuern under a loan agreement dated October 14, 2009.
     “Budget” has the meaning specified therefor in Section 6.01(a).
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.
     “CanArgo” has the meaning specified therefor in the preamble hereto.
     “CanArgo Group” means CanArgo, together with all of its direct and indirect subsidiaries (as fully described in Exhibit I).
     “Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such

Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.
     “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
     “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
     “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
     “Carve-Out Expenses” means (i) all unpaid fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under Section 1930(a) of the Bankruptcy Code (“Court Costs”), (ii) an amount to satisfy unpaid fees and expenses of the attorneys, accountants and other professionals retained by the Debtors that are appointed by the Bankruptcy Court in the Chapter 11 Case pursuant to Sections 327, 328, 330, or 331 of the Bankruptcy Code (“Professionals”) and solely to the extent provided for in the Chapter 11 Professionals Fees Line Item (defined below), and subject to any additional limitations set forth in the Orders (collectively, the “Pre-Default Professional Expenses”), which are incurred prior to the day following delivery by the Lender of a Carve-Out Trigger Notice whether or not allowed prior to or after such date, and (iii) Court Costs and allowed and unpaid fees and expenses of Professionals (“Post-Default Professional Expenses”) incurred on and after the first day after the delivery of a Carve-Out Trigger Notice in an aggregate amount not to exceed $50,000; provided, however, that nothing herein shall be deemed to limit the ability of any party to object to any Professional’s fees and expenses and reimbursement thereof in accordance with the Bankruptcy Code and Federal Rules of Bankruptcy Procedure and applicable local rules and any applicable order of the Bankruptcy Court; and provided further, that the total amount of Carve-Out Expenses (including any permitted variances hereunder) shall not exceed two hundred seventy five thousand dollars ($275,000.00) plus Court Costs (the “Overall Carve-Out Cap”), exclusive of the Post-Default Professional Expenses.
     “Carve-Out Trigger Notice” mean a written notice delivered by the Lender to the Borrower and its counsel which notice may be delivered at any time following the occurrence and during the continuation of an Event of Default.
     “CGuern” means CanArgo Ltd. (Guernsey).

     “CGuern Group” means CGuern and the direct and indirect subsidiaries of CGuern which include all of the Company’s operating subsidiaries, all of which are more fully described in Exhibit II.
     “Chapter 11 Case” has the meaning specified therefor in the recitals hereto.
     “Chapter 11 Professionals Fees Line Item” means the amounts set forth in the Chapter 11 Professional Fees line item contained in the Budget in respect of fees and expenses incurred by Professionals, as may be amended with Lender’s written consent in its discretion pursuant to Section 2.06.
     “Closing Fees” has the meaning ascribed thereto in Section 2.03(a).
     “Collateral” has the meaning ascribed thereto in the Security Agreement and Pledge Agreement, as applicable.
     “Commitment” has the meaning specified therefor in the recitals hereto.
     “Conversion” has the meaning ascribed thereto in Section 2.04.
     “Conversion Date” means the effective date of the Conversion.
     “Court Costs” has the meaning ascribed to such term in the definition of the term “Carve-Out Expenses.”
     “Cure Period” has the meaning ascribed thereto in Section 7.01(a).
     “Debtors” means collectively the Borrower, the Pledgors and the Guarantors.
     “Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
     “Disclosure Statement” means the Disclosure Statement as filed initially in the Chapter 11 Case and as subsequently approved by the Bankruptcy Court.
     “Default Interest” means the interest charged upon the amount of the outstanding Obligations due and payable upon the occurrence of an Event of Default and during its continuance at the Post-Default Rate.
     “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.
     “Effective Date” means the date on which the Plan becomes effective, as provided therein.
     “Event of Default” has the meaning ascribed thereto in Section 7.01.
     “Excess Budget Variance” has the meaning ascribed thereto in Section 6.01(a).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exit Draw” means an Advance in an amount, if any, that in all cases shall be less than or equal to the Availability at the Effective Date and immediately prior to making such Advance, which is required for the Bankruptcy Court to confirm the Plan, which Advance shall be made upon satisfaction of the following conditions: (i) the Exit Draw Advance not exceeding the Availability on such date; (ii) Borrower having complied in all respects with this Agreement, including without limitation the Budget, and all other Loan Documents, through the date of the Exit Draw and with respect to the Exit Draw; and (iii) the prior entry of a Final Order confirming the Plan. For the avoidance of doubt, the Exit Draw shall only be made and used for payment of amounts set forth in the Budget or otherwise disclosed to and expressly agreed to by Lender.
     “Filing Date” means the date on which the Chapter 11 Case was commenced.
     “Final Financing Order” means the order of the Bankruptcy Court approving this Agreement and the Loan Documents, including the Loan, substantially in the form of the Interim Financing Order and otherwise in form and substance reasonably satisfactory to the Lender, which order shall be in full force and effect and has not been vacated, modified, or amended in any material respect (without the express written joinder or consent of the Lender), reversed, overturned or stayed.
     “Final Maturity Date” means the date which is the earliest of (i) the day which is ninety (90) days after the Filing Date (unless for purposes of this clause (i), there is a Final Maturity Date Extension in which case, the day which is one hundred twenty (120) days after the Filing Date), (ii)the Conversion Date, or (iii) the date the Loan becomes due and payable upon the occurrence of an Event of Default and the expiration of any applicable grace period.
     “Final Maturity Date Extension” means a one-time thirty (30) day extension of the ninety (90) day period provided in clause (i) of the definition of the term Final Maturity Date to one hundred twenty (120) days, as provided in Section 2.05 hereof.
     “Final Order Entry Date” means the date on which the Final Financing Order shall have been duly signed and entered by the Bankruptcy Court.
     “Final Order” means an order of the Bankruptcy Court which is no longer subject to appeal and as to which no appeal is pending.
     “Financial Statements” means the unaudited preliminary consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2008 and the related unaudited preliminary consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended as filed with the SEC on March 3, 2009 by CanArgo as an Exhibit to a Current Report on Form 8-K.
     “First Day Orders” means all orders entered by the Bankruptcy Court on or shortly after the Filing Date or based on motions or applications filed on the Filing Date.
     “Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each year.

     “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
     “Governmental Authority” means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantees” means the collective reference to the Subsidiary Guarantees.
     “Guarantors” means, collectively, (i) Ninotsminda Oil Company Limited, a company incorporated and existing in the Republic of Cyprus, (ii) CanArgo (Nazvrevi) Limited, a company incorporated and existing in the Bailiwick of Guernsey, British Isles, (iii) CanArgo Norio Limited, a company incorporated and existing in the Republic of Cyprus, (iv) CanArgo Limited, a company incorporated and existing in the Bailiwick of Guernsey, British Isles, (v) CanArgo Samgori Limited, a company incorporated and existing in the Bailiwick of Guernsey, British Isles, (vi) CanArgo Georgia Limited, a company incorporated and existing in the Republic of Georgia, (vii) CanArgo Services (UK) Limited, a company incorporated and existing in England, (viii) any other entity who, as of the Interim Facility Effective Date, will become a party to a Subsidiary Guarantee Agreement with the Lender guaranteeing the Obligations of the Borrower under the Agreement, and (ix) NewCo, as and when it is formed.
     “Highest Lawful Rate” means, with respect to the Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Borrower or the Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all contingent obligations; and (viii) all obligations referred to in clauses (i) through (vii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the

Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.
     “Indemnitees” has the meaning ascribed thereto in Section 8.13.
     “Indemnified Matters” has the meaning ascribed thereto in Section 8.13.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Interim Facility Amount” means the maximum principal amount of the Loan approved by the Bankruptcy Court in the Interim Financing Order to be made available to the Borrower prior to the date of entry of the Final Financing Order.
     “Interim Facility Effective Date” has the meaning specified therefore in Section 4.01.
     “Interim Financing Order” means the interim order of the Bankruptcy Court, substantially in the form of Exhibit A hereto, approving this Agreement and the other Loan Documents, and otherwise in form and substance reasonably satisfactory to the Lender , which order shall be in full force and effect and has not been vacated, modified, amended (without the express written consent of the Lender), reversed, overturned or stayed in any material respect.
     “Interim Order Entry Date” means the date on which the Interim Bankruptcy Court Order shall have been duly signed and entered by the Bankruptcy Court.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.
     “Knowledge” means, when referring to the knowledge of Borrower or the Subsidiaries, the actual and not constructive knowledge of Vincent McDonnell or Jeffrey Wilkins.
     “Lease” means any lease of real property to which the Borrower is a party as lessor or lessee.
     “Lender” has the meaning specified therefor in the preamble hereto.
     “Lien” or “Liens” means singularly or collectively, any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
     “Loan” means a loan made by the Lender to the Borrower pursuant to Section 2.01.

     “Loan Documents” means this Agreement, the Promissory Note, the Interim Financing Order, the Final Financing Order, the Security Agreement, the Pledge Agreement, the Subsidiary Guarantee Agreement and all other agreements, instruments, and other documents executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Loan or any other Obligations.
     “Loan Request” has the meaning ascribed thereto in Section 2.02.
     “Material Adverse Change” means a material adverse effect on (i) the ability of the Debtors to perform their respective obligations under this Agreement or any other Loan Documents, or (ii) the businesses as conducted by the Debtors as of the Filing Date taken as a whole, but excluding any effect resulting from or relating to (a) the effects of the Chapter 11 Case on the Debtors, or (b) any public announcement of this Agreement or the Chapter 11 Case, but including any Insolvency Proceeding of a Subsidiary.
     “Material Contract” means any contract or other agreement (other than the Loan Documents), written or oral, of Borrower or a Subsidiary as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would cause a Material Adverse Change.
     “NewCo” means the company to be incorporated and exist in the Bailiwick of Guernsey, British Isles, to enable the consummation of the transactions set forth in the Plan, which shall become the sole shareholder of CanArgo (Guernsey) and which shall have no liabilities at the time of the transfers made to it pursuant to the Plan other than debt issued pursuant to the Plan.
     “NewCo Preferred Stock” has the meaning ascribed thereto in Section 2.04.
     “Non-Material Professional Expenses Budget Variance” means, for any monthly period under the Budget, a variance of not more than thirty-five percent (35%) above the Chapter 11 Professionals Fees Line Item during such period; provided that under no circumstances shall cumulative fees and expenses by Professionals exceed the Overall Carve-Out Cap.
     “Non-Material Non- Professional Expenses Budget Variance” means, for any monthly period under the Budget, a variance in aggregate expenses for the period (excluding Professionals fees and expenses and any Reasonable Unforeseen Operational Expenditure) of not more than ten percent (10%) above the Operating Budget.
     “Non-Material Production Budget Variance” means for a given month cumulative oil and gas production for such period that is not less than eighty-five percent (85%) in the aggregate of anticipated cumulative gas and oil production during such period, as such items are set forth in the Budget during such period.
     “Obligations” means all present and future indebtedness, obligations, indemnities and liabilities of the Debtors to the Lender under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by the Chapter 11 Case. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan

Documents include (a) the obligation to pay principal, Default Interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.
     “Operating Budget” for a given period shall mean all of the expenses set forth in the Budget for such period other than the Chapter 11 Professional Fees Line Item for such period.
     “Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.
     “Orders” means the Interim Financing Order and the Final Financing Order.
     “Overall Carve-Out Cap” has the meaning ascribed to such term in the definition of the term “Carve-Out Expenses.”
     “Permitted Indebtedness” means the Indebtedness set forth on a Schedule to this Agreement.
     “Permitted Investments” means, in each case, as permitted by Section 345 of the Bankruptcy Code or pursuant to orders entered by the Bankruptcy Court, (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations described in clause (i) above; (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.
     “Permitted Liens” means:
     (a) Liens securing the Obligations;
     (b) (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens which are in existence on the date hereof and disclosed on a Schedule hereto; (ii) sales contracts or other arrangements for the sale of production hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive any Debtor of any material right in respect of its assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, have been disclosed on a Schedule and are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which Borrower has set aside on its books adequate reserves in accordance with GAAP); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any Debtor’s assets or properties and that do not individually or in the aggregate, cause a Material Adverse Change (or if they exist as of the date hereof, are disclosed or summarized on a Schedule); (v) rights reserved to or vested in any Governmental Authority to control or regulate a Debtor’s assets and properties in any manner, and all applicable laws, rules and orders from any Governmental Authority; and (vi) those Liens as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;
     (c) Liens existing on the Filing Date that are disclosed in the Schedules; and
     (d) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, and which are disclosed on a Schedule.
     “Permitted Priority Lien” shall mean any valid, perfected non-avoidable Permitted Liens existing on the Filing Date.
     “Permitted Professional Expenses” means the fees and expenses of Professionals for a given period of time, subject to allowance by the Bankruptcy Court, which do not exceed the Chapter 11 Professionals Fees Line Item in the Budget plus the Non-Material Professional Expenses Budget Variance associated with that period of time, that are payable as Carve-Out Expenses hereunder.
     “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
     “Plan” means a plan of reorganization as filed initially in the Chapter 11 Case and as subsequently approved by the Bankruptcy Court.
     “Pledge Agreement” means the two pledge agreements in substantially the forms of Exhibit B by and between the Pledgor and Lender, as the same may be amended or supplemented in accordance therewith, by which the Pledgor pledges the shares of CGuern to Lender, under both New York law and Guernsey law.
     “Pledgor” means Borrower.

     “Post-Closing Fees” has the meaning ascribed to such term in Section 2.03(b) hereof.
     “Post-Default Rate” means a rate of interest per annum equal to the lower of fifteen percent (15%) or the Highest Lawful Rate.
     “Post-Default Professional Expenses” and “Pre-Default Professional Expenses” have the meanings ascribed to such terms in the definition of the term “Carve-Out Expenses.”
     “Professionals” has the meaning ascribed to such term in the definition of the term “Carve-Out Expenses.”
     “Professionals Fee and Expense Deposit” means a deposit of cash by Lender into a separate account established by Lender in the amount of the aggregate post-petition amount of the Chapter 11 Professionals Fees Line Item, which shall occur upon entry of the Final Financing Order and be subject to Section 2.02(c) hereof.
     “Promissory Note” means a term promissory note of the Borrower, made payable to the order of the Lender, evidencing the Indebtedness resulting from the making by the Lender to the Borrower of the Loan, in the form of Exhibit C as such promissory note may be amended, supplemented, restated, modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.
     “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
     “Reasonable Unforeseen Operational Expenditure” shall have the meaning set forth in Section 6.01(c).
     “Requisite Priority” means, subject to the Carve-Out Expenses:
     (i) pursuant to Bankruptcy Code § 364(c)(2), a first priority, perfected Lien upon the Borrower’s right, title and interest in, to and under the Collateral that is not otherwise encumbered by a valid, perfected, non-avoidable Permitted Priority Lien on the Filing Date; and
     (ii) pursuant to Bankruptcy Code § 364(c)(3), a second priority, perfected Lien upon the Borrower’s right, title and interest in, to and under all Collateral that is subject to a Permitted Priority Lien on the Filing Date.
     “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time hereof.
     “Security Agreement” means the security agreement by and between the Borrower and the Lender in substantially the form of Exhibit D as the same may be amended or supplemented in accordance therewith.

     “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
     “Subsidiary Guarantee Agreement” means the Subsidiary Guarantee Agreement in the form of Exhibit E to be executed and delivered by each of the Guarantors, as the same may be amended or supplemented in accordance therewith.
     “Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.03.
     Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, (e) all references herein to Schedules shall be construed to refer to Schedules hereto and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to “determination” by the Lender include good faith estimates by the Lender (in the case of quantitative determinations) and good faith beliefs by the Lender (in the case of qualitative determinations).
     Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Lender may otherwise determine.
     Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.
ARTICLE II.
THE LOAN
     Section 2.01 Commitment.
     (a) Subject to the terms and conditions and relying upon the representations, warranties and covenants herein set forth, and subject to the Interim Financing Order and the Final Financing Order, the Lender agrees, on the terms and conditions hereinafter set forth, to make a multiple draw term loan (the “Loan”) to the Borrower in an aggregate principal amount at any time outstanding not to exceed the Commitment. Within the limit of the amount of the Commitment and subject to the other terms set forth herein, the Borrower shall receive advances under the Loan (each an “Advance”), on or after the Interim Facility Effective Date, pursuant to this Article II, and as provided herein. Any amount advanced under the Loan once repaid or prepaid may not be reborrowed.
     (b) Notwithstanding the foregoing, (i) no Advance shall be requested if such Advance would exceed the Availability before giving effect to such Advance, (ii) prior to the date of entry of the Final Financing Order, the aggregate outstanding principal amount of the Loan shall not exceed the Interim Facility Amount and (iii) no Loan shall be made or requested in excess of either such amount.
     Section 2.02 Advances; Carve-Out Expenses/Professionals Fee And Expense Deposit; Repayment; Other Mechanics.
     (a) Making of Advances. As a condition precedent to the making of each Advance, the Lender shall have received a written loan request (in the form of Exhibit G, together with a schedule of the payments to be made by the Borrower with the proceeds thereof, a “Loan Request”) together with telephonic notice thereof, from the Borrower on or before 12:00 noon (New York City time) on the date which is three (3) Business Days prior to the date of the Advance requested under the Loan. Each Advance must be in a minimum amount of $30,000, and if greater shall be in integral multiples of $10,000, and shall be made by Lender in immediately available funds wire transferred for deposit in an account designated in the Loan Request. The Lender may act without liability upon the basis of written, telecopied or telephonic notice believed by the Lender in good faith to be from the Borrower (or from any Authorized

Officer thereof designated in writing purportedly from the Borrower to the Lender). The Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request an Advance under the Loan on behalf of the Borrower until the Lender receives written notice to the contrary. The Lender shall have no duty to verify the authenticity of the signature appearing on any Loan Request. Advances shall be requested only to the extent permitted under this Agreement. For the avoidance of doubt, the Exit Advance and the Professionals Fee and Expense Deposit are contemplated Advances under the Loan.
     (b) Carve-Out Expenses. The Lender shall, subject to the terms and conditions set forth in this Agreement, permit Borrower to pay Carve-Out Expenses, including by seeking Advances of the Loan to pay same, including any necessary Advance of the Loan to pay Post-Default Professional Expenses, in each case only to the extent permitted under Section 6.01(b) and only if all terms and conditions associated with requesting Advances (including without limitation utilization of all available cash prior to seeking an Advance) have all been satisfied. Nothing herein shall increase the Commitment and nothing in herein shall allow Borrower to pay Carve-Out Expenses in excess of the Overall Carve-Out Cap. In consideration of Lender’s agreement with respect to the Carve-Out Expenses, Borrower and its estate shall, and hereby are deemed to, waive any claims against the Collateral under Section 506(c) of the Bankruptcy Code.
     (c) Professional Fee Reserve and Professionals Fee and Expense Deposit. No later than the date of the hearing on confirmation of the Plan, and upon receipt of notice of the amount by which the Professional Fee Reserve (as defined in the Plan) is to be funded, to the extent that Borrower does not have cash from operations to fund the Professional Fee Reserve (in the manner and as provided in Section 6.01(b)), funds shall be transferred from the Professionals Fee and Expense Deposit to the Professional Fee Reserve with respect to amounts incurred and allowed to be paid under this Agreement. If a Carve-Out Trigger Notice is delivered by the Lender, then upon the Bankruptcy Court’s final allowance of Professionals’ fees and expenses, to the extent that Borrower does not have cash from operations to pay such amounts (in the manner and as provided in Section 6.01(b)), Professionals shall be entitled to be paid from the Professionals Fee and Expense Deposit with respect to amounts incurred and allowed to be paid under this Agreement. Amounts from the Professionals Fee and Expense Deposit transferred to the Professional Fee Reserve or paid to Professionals shall be Advances. To the extent that the Professional Fee Reserve is fully or partially funded or Professionals are fully or partially paid, as applicable, by Borrower’s use of cash from operations (in the manner and as provided in Section 6.01(b)), the amount of the Professionals Fee and Expense Deposit shall be reduced by the amount of such funding and the amount of such reduction shall be refunded to Lender and Availability shall increase by the amount so refunded. The Final Financing Order shall expressly refer to this provision.
     (d) Repayment of Loan. The aggregate outstanding principal of the Loan, as well as all other amounts due hereunder or under the other Loan Documents shall be due and payable in cash on the Final Maturity Date unless converted in accordance with the Conversion. All payments under this Agreement to the Lender shall be made by wire transfer of immediately available funds for deposit in an account designated in writing by the Lender to the Borrower at least three (3) Business Days prior to the date of payment thereof. If any payment shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding day that is a Business Day. All payments under this Agreement to the Lender shall be applied first to any fees and expenses or indemnity amounts due hereunder, then to accrued interest, if any, and thereafter to the outstanding principal balance hereof.
     (e) Evidence of Debt. The Loan made by the Lender to the Borrower shall be evidenced by a Promissory Note, duly executed by the Borrower, dated the Interim Facility Effective Date, and delivered to and made payable to the order of the Lender in a principal amount equal to the Commitment. The Lender shall enter on the grid attached to the Promissory Note, the sum of all Advances made by the Lender, including the amounts of principal and Default Interest and any other amounts due, if any, payable and paid to the Lender from time to time hereunder. All entries on the grid shall be presumed to be correct, final and conclusive absent manifest error, and be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that, the failure of the Lender to enter such amounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. Upon five (5) days’ written request to Lender, Borrower shall be entitled to a copy of the grid attached to the Promissory Note, reflecting the sum of all Advances made by the Lender, including the amounts of principal and Default Interest and any other amounts due, if any, payable and paid to the Lender from time to time hereunder as of the time of Borrower’s request.
     (f) Interest. Prior to an Event of Default, the Loan shall not bear interest on the principal amount thereof from time to time outstanding.
     (g) Default Interest. From and after an Event of Default (unless specifically waived in writing or cured before the expiration of any applicable grace period), the principal of the Loan, and any other Obligations of the Borrower under this Agreement and the other Loan Documents shall bear interest, from the date such Event of Default occurred until the date, if any, such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate and shall be payable together with any payments of principal.
     (h) Computation of Interest at the Post Default Rate. All Default Interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
     (i) Reduction of Commitment; Prepayment of Loan.
     (i) Commitment. The Commitment shall terminate on the earliest to occur of (i) an Event of Default, (ii) the Final Maturity Date, (iii) the date on which the full amount of the Commitment has been advanced to the Borrower, and (iv) the Conversion Date.
     (ii) Optional Prepayment. The Borrower may prepay without penalty or premium the principal of the Loan, in whole or in part, with prior written consent of the Lender.

     Section 2.03 Fees.
     (a) On or prior to the Interim Facility Effective Date, the Borrower shall reimburse the Lender for all of the Lender’s reasonable fees and expenses (including professional fees and expenses) incurred on or after February 5, 2009 and through the day before the Interim Facility Effective Date in connection with the negotiation and preparation of the Plan and related documents in the aggregate amount of $388,854 (“Closing Fees”). Lender shall have the right to directly draw down on the Loan for payment of the Closing Fees and such amounts shall constitute an Advance under the Loan.
     (b) Lender’s reasonable fees and expenses (including professional fees and expenses) incurred on or after the Interim Facility Effective Date and not to exceed the aggregate amount of $141,146 (“Post-Closing Fees”) shall be added to the outstanding balance of the Loan and Lender shall have the right to directly draw down on the Loan for payment of the Post-Closing Fees and such amounts shall constitute an Advance under the Loan; provided that to the extent Lender’s reasonable fees and expenses (including professional fees and expenses) exceed such amount, the Commitment shall be deemed to have been increased by such amount and such amount only.
     Section 2.04 Conversion. Subject to the occurrence of the Effective Date, the entire outstanding and accrued but unpaid amount of all the Obligations including, for the avoidance of doubt, all principal, interest, fees, charges, costs and expenses of the Debtors due and payable or that may become due and payable under the Loan Documents at such time shall be automatically converted on the Effective Date (the “Conversion”), with no further action required of the Debtors or Lender, into shares of convertible preferred stock of NewCo (“NewCo Preferred Stock”) at a conversion rate of one whole share of NewCo Preferred Stock for each $1.00 in the outstanding and accrued but unpaid amount of the Obligations and the Debtors will each be released from any and all liability under the Loan and the Loan Documents. For the avoidance of doubt, no fractional shares of NewCo Preferred Stock will be issued and instead the conversion ratio shall be appropriately adjusted to avoid the issuance of any such fractional shares.
     (a) Final Maturity Date Extension. There shall be a Final Maturity Date Extension if on or before ten (10) days before the Final Maturity Date (excluding a Final Maturity Date Extension) the following conditions are met:
     (b) Borrower delivers to Lender a written certification certifying that as of the date of the certification, there is no Default or Event of Default, nor with the lapse of time would there be any Default or Event of Default, under the Loan Documents, except that the hearing on confirmation of the Plan shall not yet have occurred;
     (c) Borrower delivers to Lender a written certification certifying that at the Final Maturity Date (excluding a Final Maturity Date Extension) Borrower anticipates that there will be no Default or Event of Default, nor with the lapse of time would there be any Default or Event of Default, under the Loan Documents, except that the hearing on confirmation of the Plan shall not yet have occurred, and the Effective Date will not have occurred at or before such time; and

     (d) The hearing on confirmation of the Plan has been scheduled to occur before the expiration of the Final Maturity Date as extended by the Final Maturity Date Extension.
     Section 2.05 Legal Budget. The Chapter 11 Professional Fees Line Item in the Budget is based on an orderly pre-arranged bankruptcy proceeding designed to culminate in confirmation and implementation of the Plan.
     (a) If events or contingencies occur after the commencement of the Chapter 11 Case that would, in Borrower Counsel’s reasonable opinion, result in legal work not contemplated in the Chapter 11 Professional Fees Line Item in the Budget, Borrower shall cause Borrower Counsel to immediately notify Borrower and Lender in writing of such development and to provide Borrower Counsel’s best reasonable estimate of the expected time at which the material portion of such work will be commenced and the amount of incremental legal expense Borrower Counsel expects would result from performing such unforeseen work. Borrower and Borrower Counsel shall promptly meet with Lender to discuss the developments and, thereafter, Lender shall in its sole discretion either (1) agree in writing to an amendment to the Chapter 11 Professional Fees Line Item in the Budget, or (2) if an Event of Default then exists under the Agreement or would result were Borrower Counsel to undertake such unforeseen work (by exceeding the amounts set forth in the Chapter 11 Professionals Fees Line Item for the applicable period), declare an Event of Default under this Agreement and deliver a Carve-Out Trigger Notice. Notwithstanding the foregoing, in view of the uncertainty surrounding the timing of and decisions with respect to such unforeseen work, (i) up to $5,000 in Professionals’ fees and expenses can be incurred by Borrower with respect to such work prior to Lender’s receipt of Borrower Counsel’s written notice, and (ii) in the event Lender has not made a decision by the time specified in Borrower Counsel’s written notice for commencement of the material portion of such work, reasonable incremental fees and expenses consistent with the estimate in such written notice that are incurred after such specified time through the time of Lender’s decision, provided that such amounts do not exceed $25,000 in the aggregate, shall be considered to be a Permitted Professional Expense, provided that Borrower otherwise complies with this Section.
     (b) If after the commencement of the Chapter 11 Case, Professionals’ fees for a given month are accruing in a manner such that, in Borrower Counsel’s reasonable opinion, such fees will exceed the amount in the Chapter 11 Professional Fees Line Item in the Budget for such month by an amount that is greater than the Non-Material Professional Expenses Budget Variance amount for such month, Borrower shall cause Borrower Counsel to immediately notify Borrower and Lender in writing of such development and to provide Borrower Counsel’s best reasonable estimate of the total variance above the Chapter 11 Professional Fees Line Item in Budget for such month. Borrower and Borrower Counsel shall promptly meet with Lender to discuss the developments and, thereafter:
     (c) If in Lender’s reasonable judgment Borrower Counsel demonstrates to Lender that the excess variance for such month represents work contemplated in the Chapter 11 Professional Fees Line Item in the Budget to be done in a subsequent period (and within the amount contemplated by the Budget in that future period), then no Event of Default shall be declared; or

     (d) If in Lender’s reasonable judgment, Borrower Counsel has not demonstrated to Lender that the excess variance for such month represents work contemplated in the Chapter 11 Professional Fees Line Item in the Budget to be done in a subsequent period, Lender shall in its sole discretion either (1) agree in writing to an amendment to the Chapter 11 Professional Fees Line Item in the Budget, or (2) if an Event of Default then exists under the Agreement or would result were Borrower Counsel to undertake such work (by exceeding the amounts set forth in the Chapter 11 Professionals Fees Line Item for the applicable period), declare an Event of Default under this Agreement and deliver a Carve-Out Trigger Notice.
ARTICLE III.
SECURITY AND ADMINISTRATIVE PRIORITY
     Section 3.01 Collateral; Grant of Lien and Security Interest.
     As security for the full and timely payment and performance of all of the Obligations and in accordance with the Security Agreement, the Borrower hereby and thereby, as of the Interim Order Entry Date, assigns, pledges, transfers and grants to the Lender, a first priority security interest in and to and Lien on all of the Collateral (subject to the Carve-Out Expenses as provided herein and in the Orders), all as further provided in the Loan Documents.
     Section 3.02 Administrative Priority. The Borrower agrees that the Obligations of the Borrower shall constitute allowed administrative expenses in the Chapter 11 Case, having priority over all administrative expenses of and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code (whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment), subject only to Carve-Out Expenses as provided and permitted in this Agreement.
     Section 3.03 Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 3.01 hereof and pursuant to the Security Agreement and the administrative priority granted pursuant to Section 3.02 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Lender hereunder and thereunder are cumulative, but the provisions of the Interim Financing Order, the Final Financing Order and this Agreement shall control in the event of any express conflict.
     Section 3.04 No Filings Required. The Liens and security interests referred to herein and in the Security Agreement shall be deemed valid and perfected by entry of the Interim Financing Order or the Final Financing Order, as the case may be, and entry of the Interim Financing Order or the Final Financing Order, as the case may be shall have occurred on or before the date of the initial Loan hereunder. The Lender shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Financing Order or any other Loan Document.
     Section 3.05 Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Lender pursuant to this Agreement, the Security Agreement, the Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Case, or by any other act or omission whatsoever, other than the Conversion.
ARTICLE IV.
CONDITIONS TO LOANS
     Section 4.01 Condition Precedent to Effectiveness and the Initial Loan. This Agreement shall become effective as of the Business Date (the “Interim Facility Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Lender or waived:
     (a) Interim Financing Order. The Interim Financing Order shall have been entered by the Bankruptcy Court and the Lender shall have received a copy of such order signed by the judge in the Chapter 11 Case, and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent prior written consent of the Lender.
     (b) Payment of Fees, Etc. The Borrower shall have paid on or before the Interim Facility Effective Date or simultaneously with the first Advance all Closing Fees.
     (c) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) All representations and warranties contained in Article V or in the Subsidiary Guaranty Agreement, Security Agreement and Pledge Agreement are true and correct in all material respects on and as of the Interim Facility Effective Date as though made on and as of such date (except for such representations and warranties as are made as of specific date which shall be true and correct as of such date in all material respects) and (ii) no Default or Event of Default shall have occurred and be continuing on the Interim Facility Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms, both immediately before and immediately after giving effect to the initial Loan.
     (d) Delivery of Documents. Borrower shall have (1) executed and delivered to Lender the Security Agreement, Pledge Agreement and such other documents necessary to grant to Lender a perfected first priority security interest in and Lien on the Collateral, except as permitted under this Agreement and the Security Agreement, and (2) caused the Pledgors and Guarantors to execute and deliver to Lender the Pledge Agreements and the Subsidiary Guaranty

Agreements to which they are respectively parties and such documents shall have been executed and delivered to Lender.
     (e) Intercompany Balances. Borrower shall have satisfactorily confirmed to Lender that no member of the CGuern Group owes any amount to any CanArgo Group Member that is not a CGuern Group member.
     Section 4.02 Conditions Precedent to Subsequent Advances. The obligation of the Lender to make the subsequent Advance or other funding or other financial accommodations under the Loan hereunder after the Interim Facility Effective Date is subject to the fulfillment, in a manner reasonably satisfactory to the Lender, of each of the following conditions precedent:
     (a) Final Financing Order. The Final Financing Order shall have been entered by the Bankruptcy Court (i) approving the terms of this Agreement, authorizing the transactions contemplated hereby and by the Security Agreement and Pledge Agreement, and granting Lender perfected, valid, and enforceable first priority Liens and security interests upon all Collateral, except as permitted under this Agreement and the Security Agreement; (ii) prohibiting any Liens that would be senior to or pari passu with the Liens securing the Obligations (except as permitted under this Agreement and the Security Agreement); (iii) authorizing and directing Borrower to pay Lender’s fees and expenses in connection with or payable under this Agreement and the Security Agreement; (iv) containing such other terms and conditions as Lender may reasonably determine consistent with the provisions of this Agreement; and (v) such Final Financing Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended, absent prior written consent of the Lender and the Borrower.
     (b) Payment of Fees, Etc., and Bridge Loan. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents and shall have repaid in full all amounts outstanding under the Bridge Loan, including, if necessary, by resort to an Advance to pay same.
     (c) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Lender of a Loan Request with respect to the Advance, and the Borrower’s acceptance of the proceeds of the Advance, shall be deemed to be a representation and warranty by the Borrower on the date of such advance that: (i) the representations and warranties contained in Article V and in each other Loan Document, certificate or other writing delivered to the Lender pursuant hereto or thereto on or prior to the date of the Advance are true and correct in all material respects on and as of such date as though made on and as of such date (except for such representations and warranties as are made as of specific date which shall be true and correct as of such date in all material respects), (ii) at the time of and after giving effect to the making of the Advance and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the advance to be made on such date and (iii) the conditions set forth in this Section 4.02 have been satisfied as of the date of such request.
     (d) Notices. The Lender shall have received a Loan Request.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Section 5.01 Representations and Warranties. The Borrower hereby represents and warrants to the Lender, as follows:
     (a) Organization and Good Standing. Borrower is a corporation duly organized, validly existing and upon payment of outstanding corporate franchise taxes and fees shall be in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.
     (b) Authorization. The execution, delivery and performance by Borrower of this Agreement, the Security Agreement and Pledge Agreement to which it is a party, are within Borrower’s corporate power; have been duly authorized by all necessary or proper corporate action and on the Interim Facility Effective Date and on each subsequent funding date, will be authorized by an Order which remains in full force and effect and has not been amended, stayed or vacated; will not violate any applicable law in any material respect (other than violations the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Case); to Borrower’s Knowledge does not require the consent or approval of any Governmental Authority or any other Person (other than entry of the applicable Order) and except such consents as have been obtained or which, if failed to be obtained, would not result in a Material Adverse Change or the necessity for which has either been stayed or eliminated by virtue of the filing of the Chapter 11 Case.
     (c) Valid Obligation. Subject to the entry of and the terms of the Interim Financing Order and the Final Financing Order, this Agreement, the Security Agreement and Pledge Agreement to which the Borrower is a party, constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.
     (d) Non-contravention of Other Instruments. Borrower is not in violation or default (i) of any provision of its Certificate of Incorporation or Bylaws, or (ii) in any material respect of any post-petition instrument, judgment, order, writ, decree or to Borrower’s Knowledge any Material Contract to which it is a party or by which it is bound which violation or default would have a Material Adverse Change in Borrower or its Subsidiaries, taken as a whole (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Case). Other than for conflicts, breaches and defaults resulting, or the enforcement of which will be stayed, by virtue of the filing of the Chapter 11 Case or any order of the Bankruptcy Court, the execution, delivery and performance of this Agreement and the Security Agreement, and the consummation of the transactions contemplated hereby and thereby, will, to Borrower’s Knowledge, not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such post-petition provision, instrument, judgment, order, writ, decree or Material Contract (including but not limited to any credit agreements, guaranties or debt related agreements to which Borrower or any Affiliate of Borrower may be a party) or, to Borrower’s Knowledge an event that results in the creation of any Lien, charge or encumbrance upon any material assets of Borrower or its Subsidiaries or to Borrower’s Knowledge the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Borrower, its business or operations or any of its assets or properties, which could reasonably be expected to result in a Material Adverse Change.
     (e) Budget and Financial Information. The Budget and financial information provided to the Lender concerning the Borrower and the Subsidiaries have been prepared in good faith and in all material respects fairly represent, as applicable, the past, present and anticipated financial status and performance of the Borrower and its direct and indirect Subsidiaries for the periods described therein; provided, however, Lender acknowledges there is no certainty with respect to the future status and performance or financial results of the Borrower or any of its direct or indirect Subsidiaries, none of which may be realized in whole or in part.
ARTICLE VI.
COVENANTS OF THE BORROWER
     Section 6.01 Affirmative Covenants. So long as the principal amount of the Loan or any other Obligation (whether or not due) shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower covenants as provided below (unless any such covenant is waived in a specific prior writing by Lender):
     (a) Budget; Weekly Variance Reports. Borrower shall operate in accordance with the four-month budget agreed upon by the Borrower and the Lender attached hereto as Exhibit F (the “Budget”), which budget reflects on a line-item basis the Borrower’s anticipated cumulative production and disbursements on a weekly basis and all necessary and required cumulative expenses (subject, on a monthly basis, to a (i) Non-Material Non-Professional Expenses Budget Variance, (ii) a Non-Material Production Budget Variance and (iii) Non-Material Professional Expenses Budget Variance, each such deviation to be exclusive of any variance attributable to fluctuating exchange rates (if in a month, actual relevant expenses exceed the stated variance for (i) or (iii), or actual production is less than the stated variance in (ii), such an event is referred to herein as an “Excess Budget Variance”)) which the Borrower expects to incur during each month of the Budget. The Borrower shall provide the Lender with a weekly variance report reflecting the actual cash receipts for any oil and gas sales during the preceding week, actual production of oil and gas for the preceding week, and disbursements for each weekly period during the term of the Loan within three (3) Business Days after the end of such weekly period, and showing the percentage variance of actual production and disbursements from those reflected in the Budget for such period. Borrower shall also provide Lender a mid-month production estimate based on the samples the Company historically has taken within three (3) Business Days after the 15th of each month and shall provide Lender with a monthly definitive production report within three (3) Business Days after the conclusion of a month, in each case showing percentage variance of estimated or actual production from the numbers reflected in the Budget for such period.
     (b) Use of Cash, Seeking Advances and Use of Loan Proceeds. Prior to making a Loan Request, Borrower shall utilize all available cash on hand and cash from operations to meet expenses contemplated by the Budget and Borrower shall only make a Loan Request hereunder to the extent the Borrower reasonably believes that it will have insufficient cash on hand and cash from operations to fund its budgeted expenditures. Borrower shall only upstream cash from operations from its Subsidiaries in order to pay due and payable expenses of Borrower contemplated by the Budget. Further, except with respect to a Reasonable Unforeseen Operational Expenditure, Borrower shall cause its Subsidiaries to only expend cash from operations to pay due and payable expenses of such Subsidiaries as contemplated by the Budget. The proceeds of any Advance under the Loan shall be used solely to fund post-petition operating expenses in strict accordance with the Budget (allowing for any Non-Material Professional Expenses Budget Variance and any Non-Material Non-Professional Expenses Budget Variance) and Closing Fees and, as applicable, Post-Closing Fees.
     (c) Unforeseen Operational Events. In the event that an unforeseen operational event (e.g., an accident or equipment damage) causes Borrower to reasonably conclude that an operational expenditure should be made in order to best preserve the value of the assets of Borrower and its Subsidiaries, Borrower shall promptly notify Lender of the unforeseen operational event, the amount and nature of the proposed unforeseen expenditure Borrower believes should be made and reasons supporting such expenditure. If such expenditure, aggregated with any Reasonable Unforeseen Operational Expenditures previously made, does not exceed $50,000, such expenditure shall automatically be deemed a “Reasonable Unforeseen Operational Expenditure”, and upon written notice to Lender, shall be excluded from the calculation of an Excess Budget Variance.
     (d) Reporting Requirements. Borrower shall furnish or cause to be furnished to Lender:
     (i) promptly after the filing thereof, electronic copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Borrower in the Chapter 11 Case, which papers and documents shall also be given or served on the Lender’s counsel;
     (ii) promptly after the sending thereof, copies of all written reports given by the Borrower to any official or unofficial creditors’ committee in the Chapter 11 Case, other than any such reports subject to privilege;
     (iii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of the Borrower other than routine inquiries by such Governmental Authority;
     (iv) as soon as possible, and in any event within three (3) days after the occurrence of an Event of Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Change, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default, other event, development that could reasonably be expected to result in a Material Adverse Change and the action which the Borrower and its Subsidiaries propose to take with respect thereto;

     (v) promptly after the commencement thereof but in any event not later than five (5) days after service of process with respect thereto on, or the obtaining of Knowledge thereof by, the Borrower, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Change;
     (vi) as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof copies of any material notices that the Borrower executes or receives in connection with any Material Contract;
     (vii) as soon as possible after filing with the SEC, copies of all periodic or episodic Reports required to be filed pursuant to the Exchange Act and all registration statements, prospectuses, notices or other documents required to be filed pursuant to the Securities Act and which are matters of public record;
     (viii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower by its auditors in connection with any annual or interim audit of the books thereof; and
     (ix) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time may reasonably request.
     (e) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the Lender or any agents or representatives thereof at any time and from time to time upon reasonable notice to Borrower and during normal business hours, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or other representatives. In furtherance of the foregoing, the Borrower hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of the Borrower and/or such Subsidiaries (independently or together with representatives of such Person) with the agents and representatives of the Lender in accordance with this Section 6.01(d).
     (f) Delivery of Fee Statements. Borrower shall cause Borrower’s legal counsel (“Borrower Counsel”) to deliver to Lender within five (5) Business Days after the 15th day of each calendar month under the Budget a reasonably accurate short written statement of fees and disbursements accrued by Borrower Counsel for that month through the 15th day (“Mid-Month Fee Statement”). Borrower shall also cause Borrower Counsel to deliver to Lender within nine (9) Business Days after the end of each month a detailed fee and disbursement statement of fees and disbursements accrued by Borrower Counsel the prior month (“Monthly Fee Statement”). Any Mid-Month Fee Statement or Monthly Fee Statement, whether or not paid, shall not exceed the amount of the Permitted Professionals Expenses budgeted for such month.

     Section 6.03 Negative Covenants. So long as the principal amount of the Loan or any other Obligation (whether or not due) shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower shall not and shall cause each of its Subsidiaries to not (unless any such covenant is waived in a specific prior writing by Lender):
     (a) Interim Financing Order; Final Financing Order; Administrative Priority; Lien Priority; Payment of Claims.
     (i) seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim Financing Order or the Final Financing Order except for modifications and amendments agreed to in writing by the Lender;
     (ii) suffer to exist a priority for any administrative, expense or unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code) equal or superior to the priority of the Lender in respect of the Obligations (except for Carve-Out Expenses and Permitted Liens);
     (iii) suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Lender in respect of the Collateral except for Permitted Liens and Permitted Priority Liens, to the extent set forth in the definition of “Requisite Priority”; and
     (iv) pay any administrative expense claims except (i) those within the definition of the term “Carve-Out Expenses” subject to the other terms hereof and the Orders, (ii) any Obligations due and payable hereunder, and (iii) other administrative expense claims incurred in the ordinary course of the business of the Borrower or its Chapter 11 Case, in each case to the extent provided for in the Budget and section 6.01(a) hereof.
     (b) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve itself (or permit or suffer any thereof), except for any merger or consolidation of the Borrower in connection with the consummation of a plan of reorganization in the Chapter 11 Case or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing, provided that the Borrower and its Subsidiaries may (A) sell production in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, and (C) sell or otherwise dispose of other non-material property or assets for cash in an aggregate amount not less than the fair market value of such property or assets.
     (c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as carried on at the date hereof.

     (d) Loan Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person (other than shares, bonds, notes, debentures or other securities issued by any of its Subsidiaries), or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, but not any increase or modification thereof, as set forth in a Schedule hereto, and (ii) Permitted Investments, all as contemplated by the Budget.
     (e) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than Capitalized Lease Obligations and Operating Lease Obligations existing on the date hereof, which have been disclosed to Lender.
     (f) Capital Expenditures. Make or commit or agree to make, or permit its Subsidiaries to make or commit or agree to make, any Capital Expenditure except as otherwise provided in the Budget.
     (g) Subsidiaries’ Cash and Assets. Upstream cash or assets from Subsidiaries or transfer cash or assets out of Subsidiaries except to meet expense items set forth in the Budget, or as agreed to in a prior writing by Lender.
ARTICLE VII.
EVENTS OF DEFAULT
     Section 7.01 Events of Default. The occurrence and continuance of any of the following events shall be a default under this Agreement (an “Event of Default”):
     (a) Except as otherwise provided herein, a breach by Borrower or any Subsidiary of any covenant, agreement, representation or warranty under the Loan Documents or any Order to which it is a party or by which it is bound, as the case may be, and such breach shall remain unremedied for ten (10) days after the date written notice of such default shall have been given by the Lender to the Borrower (a “Cure Period”); provided that there shall be no Cure Period for breaches of the following covenants, agreements, representations or warranties: Section 2.02(b) — exceeding payments permitted under Carve-Out Expenses; Section 2.02(c) — failing to make repayment of the Loan on the Final Maturity Date if there is no Conversion; Section 2.03(a) — failing to pay Closing Fees; Section 5.01(c) —breach of the representation and warranty that this Agreement creates a legal, valid, binding and enforceable obligation; Section 5.01(d)(ii) — breach of the representation and warranty that this Agreement does not contravene another agreement or instrument that would cause a Material Adverse Change; Section 5.01(e) — breach of the representation and warranty that Budget presented in good faith; Section 6.01(b) — failing to properly use/upstream cash, to use proceeds of Advances, to abide Budget; Section 6.01(c) — exceeding amounts permitted to be incurred/spent on an unforeseen operational event; Section 6.01(d)(iv) — failing to provide notice within 3 days of a Material Adverse Change; Section 6.01(d)(v) — failing to provide notice within 5 days of action that could result in a Material Adverse Change; Section 6.02(a)(i) — modification of an Order without Lender’s consent; Section 6.02(a)(iv) — improper payments; Section 6.02(b) — occurrence of a fundamental change; and Section 6.02 (c) — (g) (certain negative covenants); and provided further that there shall be a seven (7) day Cure Period for breaches of the following covenants, agreements, representations or warranties: Section 2.06 (Legal Budget); Section 6.01(a) (failing to provide weekly variance reports, inspection rights); Section 6.02(a)(ii) (equal or senior claim); Section 6.02(a)(iii) (equal or senior lien);
     (b) Any deviation from the Budget constituting an Excess Budget Variance, or any breach of the Overall Carve-Out Cap; provided, that, with respect to an Excess Budget Variance based substantially on a production variance in excess of a Non-Material Production Budget Variance which production variance is due to a mechanical problem at a well site, Lender agrees to meet with and reasonably and in good faith discuss such problem with Borrower before declaring a default based on such variance;
     (c) Any challenge in a legal proceeding, after the Final Order Entry Date, to the validity or enforceability of this Agreement, the Security Agreement, the Pledge Agreement, the Subsidiary Guaranty Agreement or any Order or any term hereunder or thereunder which has not been stayed or dismissed within ten (10) days of the commencement of such proceeding; provided that if such challenge is initiated or supported by Borrower there shall be no Cure Period;
     (d) An order scheduling a hearing on confirmation of the Plan is not entered by the Court within twenty five (25) days of the Filing Date and such hearing is not scheduled for a date that is within seventy five (75) days of the Filing Date; provided that Borrower shall request a date that is within forty-five (45) days of the Filing Date;
     (e) Confirmation of the Plan is denied or the Plan is not confirmed within ninety (90) days after the Filing Date (unless there is a Final Maturity Date Extension, in which case, the Plan is not confirmed within one hundred and twenty (120) days after the Filing Date);
     (f) Borrower in the reasonable determination of Lender does not in good faith seek the timely confirmation of the Plan;
     (g) An “Event of Default” has occurred and is continuing under and as defined in the Security Agreement or Pledge Agreement or the Plan Support Agreement and such Event of Default, if capable of being remedied, shall remain unremedied for ten (10) days after the date written notice of such default shall have been given by the Lender to the Borrower, except as set forth in the proviso to clause (a) above;
     (h) The filing of any motion to approve a sale of all or a substantial portion of the Borrower’s assets unless the Lender consents;

     (i) Action by any party in the Chapter 11 Case to cause or support, whether directly or indirectly, any claims against Lender or the claims held by Lender and if such action is filed it is not dismissed within twenty (20) days of the filing thereof (provided that there shall be no cure period if the direct or indirect action is made by or supported by the Borrower);
     (j) An order with respect to any of the Chapter 11 Case shall be entered by the Bankruptcy Court appointing, or the Borrower shall file an application for an order with respect to the Chapter 11 Case seeking the appointment of, (i) a trustee under Section 1104, or (ii) an examiner with expanded powers;
     (k) an order with respect to any of the Chapter 11 Case shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case or dismissing the Chapter 11 Case;
     (l) The occurrence of a Material Adverse Change in the condition or business prospects (financial or otherwise) of the Borrower or the Subsidiaries, taken as a whole (other than any action taken or proposed to be taken in accordance with the Plan or the Loan Documents); and
     (m) The filing of a motion to approve post-petition financing that will be secured by Liens on the Collateral that are pari passu or senior to the Liens granted to Lender in connection herewith, except as contemplated or permitted under the Loan Documents.
     Section 7.02 Remedies on Default, etc.
     (a) Acceleration.
     (i) Subject to Section 7.02(d), if an Event of Default has occurred and is continuing, the Lender may at any time at its option, by notice or notices to the Borrower, declare the Loan then outstanding to be immediately due and payable and terminate the Commitment.
     (ii) Subject to the provisions of Section 7.02(d), upon the Loan becoming due and payable under this Section 7.02, the entire unpaid principal amount of the Loan, plus all accrued and unpaid Default Interest thereon (to the full extent permitted by applicable law), shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
     (b) Other Remedies. Subject to the provisions of Section 7.02(d), if any Default or Event of Default has occurred and is continuing, and irrespective of whether the Loan has become or has been declared immediately due and payable under Section 7.02(a), the Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Loan Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise or otherwise exercise all rights and remedies provided for under the Loan Documents, including foreclosing upon any or all of the Collateral and the automatic stay applicable in Borrower’s Chapter 11 Case shall be inapplicable to any such action.

     (c) Costs and Expenses. Borrower shall pay all costs and expenses of amending, administering, implementing, collecting, defending, declaring and enforcing Lender’s rights under this Agreement, any other Loan Document or other instrument or agreement delivered in connection with any of the Loan Documents, including searches and filings at all times, and Lender’s reasonable attorneys’ fees which are actually incurred.
     (d) Rescission. At any time after the Loan has been declared due and payable pursuant to Section 7.02(a), the Lender, by written notice to the Borrower, may, at its sole discretion, rescind and annul any such declaration and its consequences if (a) the Borrower has paid all principal that is due and payable and is unpaid other than by reason of such declaration, and all Default Interest on such overdue principal, if any, to the extent permitted by applicable law at the Post-Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived, and (c) no order has been entered for the payment of any monies due pursuant hereto by the Bankruptcy Court. No rescission and annulment under this Section 7.02(d) will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     (e) No Waivers or Election of Remedies. No course of dealing and no delay on the part of Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any other Loan Document upon Lender shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be both emailed and mailed, telecopied or delivered,
     (a) if to the Borrower, at the following address:
     Attention: Vincent McDonnell, Chief Executive Officer

CanArgo Energy Corporation 150 Buckingham Palace Road	Fax: 0044 207 730 1136 Phone: 0044 207 730 1134
London SW1W 9TR UK

with a copy to:

Peter A. Basilevsky, Esq.	Telephone: (212) 818-9200
Satterlee Stephens Burke & Burke LLP	Telecopier: (212) 818-9606
230 Park Avenue, Suite 1130
New York, NY 10169

     (b) if to the Lender, by email to the email address legal@persistencycapital.com and at the following address:
     Andrew J. Morris
     Persistency
     c/o Persistency Capital LLC
     1270 Avenue of theAmericas
     Suite 2100
     New York NY 10020
     Telephone: 212-554-1813
     Telecopier: 646-619-4642
     with a copy to:
     John R. Ashmead, Esq.
     Seward & Kissel LLP
     One Battery Park Plaza
     New York, New York 10004
     Telephone: 212-574-1200
     Telecopier: 212-480-8421
or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 8.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the U.S. mails or ten days if deposited in foreign mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to the Lender pursuant to Article II shall not be effective until received by the Lender.
     Section 8.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 8.03 No Waiver; Remedies, Etc. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under the Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lender provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lender under the Loan Documents against any party thereto are not conditional or contingent on any attempt by the Lender to exercise any of its rights under any other Loan Documents against such party or against any other Person.

     Section 8.04 Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 8.05 Assignments.
     (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns (including, except for the right to request a Loan, any trustee succeeding to the rights of the Borrower pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code); provided, however, that the Borrower may not assign or transfer any of its rights hereunder, or under the other Loan Documents, without the prior written consent of the Lender and any such assignment without the Lender’s prior written consent shall be null and void.
     (b) The Lender may assign all or a portion of its rights and obligations under this Agreement to an Affiliate or, with the consent of the Borrower (not to be unreasonably withheld or delayed), to another Person. Upon execution, delivery and acceptance, of an Assignment and Acceptance (the “Assignment and Acceptance”), the Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto). Notwithstanding the foregoing, should there exist an Event of Default which is not capable of being remedied or for which the applicable cure period has expired, Lender may assign its rights and obligations under the Loan Documents to any person without the consent of Borrower.
     Section 8.06 Further Assurances. Borrower shall from time to time, and at all times after the security constituted by this Agreement shall have become enforceable, execute all such further instruments and documents and do all such things as Lender may reasonably deem desirable for the purpose of obtaining the full benefit of this Agreement and of the rights, title, interest, powers, authorities and discretions conferred on Lender by this Agreement and the other Loan Documents, including by (without limitation), as the case may be, executing any additional instruments and documents as aforesaid. Borrower hereby irrevocably appoints Lender its attorney-in-fact for it and in its name and on its behalf and as its act and deed to execute, seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may deem desirable for any of the purposes of this Agreement; provided that Lender shall not exercise such power until this Agreement shall have become enforceable.
     Section 8.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     Section 8.08 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE AND EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT.
     Section 8.09 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT OR IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER OR THE LENDER, AS APPLICABLE, AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 8.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH OTHER IN ANY OTHER JURISDICTION. THE PARTIES HERETO EACH HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     Section 8.10 WAIVER OF JURY TRIAL, ETC. THE BORROWER AND THE LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN

CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER FOR ENTERING INTO THIS AGREEMENT.
     Section 8.11 Consent by the Lender. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action") of the Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower is a party and to which the Lender has succeeded thereto, such Action shall be required to be in writing.
     Section 8.12 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
     Section 8.13 Indemnification. In addition to the Borrower’s other Obligations under this Agreement, the Borrower agrees to defend, protect, indemnify and hold harmless the Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively, the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Interim Facility Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (ii) the Lender’s furnishing of funds to or for the account of the Borrower under this Agreement, including, without limitation, the management of the such Loan, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee under this Section 8.13 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.
     Section 8.14 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and when the conditions precedent set forth in Section 4.01 hereof have been satisfied or waived in writing by the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns (including, except for the right to request a Loan, any trustee succeeding to the rights of the Borrower pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code), except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of the Lender, and any assignment by the Lender shall be governed by Section 8.05 hereof.
     Section 8.15 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
     Section 8.16 Confidentiality. The parties hereto have entered into that certain Common Interest Agreement dated as of February 9, 2009 and hereby agree that they shall be and shall cause their respective Affiliates, successors and assigns to be bound by the provisions of that Agreement until the first anniversary of the Final Maturity Date.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: CANARGO ENERGY CORPORATION
By:
Name:
Title:

LENDER: PERSISTENCY
By:
Name:
Title:

Exhibit I
CanArgo Energy Corporation and Its Direct and Indirect Subsidiaries

Legal Name	Incorporation

1 CanArgo Energy Corporation	Delaware
2 CanArgo Oil & Gas Inc	Ontario, Canada
3 CanArgo Limited	Ontario, Canada
4 Fountain Oil Ukraine Limited	New Brunswick, Canada
5 UK-RAN Oil Corporation	New Brunswick, Canada
6 Fountain Oil Canada Limited	New Brunswick, Canada
7 Focan Limited	New Brunswick, Canada
8 EOR Canada Limited	New Brunswick, Canada
9 CanArgo Acquisition Corporation	New Brunswick, Canada
10 Ninotsminda Oil Company Limited	Cyprus
11 CanArgo Oil Boryslaw Limited	Cyprus
12 CanArgo Norio Limited	Cyprus
13 Groundline Limited	Cyprus
14 Lateral Vector Resources Limited (formerly Longtex Limited)	Cyprus
15 Courtway Limited	Cyprus
16 CanArgo Limited	Guernsey
17 CanArgo (Nazvrevi) Limited	Guernsey
18 CanArgo Power Corporation Limited	Guernsey
19 CanArgo (Kaspi) Limited	Guernsey
20 Argonaut Well Services Limited	Guernsey
21 CanArgo Samgori Limited	Guernsey
22 CanArgo Services (UK) Limited	England
23 Sagarejo Power Company LLC	Georgia
24 Georgian British Oil Co Ninotsminda	Georgia
25 Georgian British Oil Company Nazvrevi	Georgia
26 Georgian British Oil Company Norio	Georgia
27 Ninotsminda Services Limited	Georgia
28 CanArgo Georgia Limited	Georgia
29 Ninotsminda Oil Company Limited	Jersey
30 CanArgo Norio Limited	Jersey

Exhibit II
CGUERN and its Direct and Indirect Subsidiaries

Legal Name	Incorporation

1 Ninotsminda Oil Company Limited	Cyprus
2 CanArgo Oil Boryslaw Limited	Cyprus
3 CanArgo Norio Limited	Cyprus
4 Groundline Limited	Cyprus
5 Lateral Vector Resources Limited (formerly Longtex Limited)	Cyprus
6 Courtway Limited	Cyprus
7 CanArgo Limited	Guernsey
8 CanArgo (Nazvrevi) Limited	Guernsey
9 CanArgo Power Corporation Limited	Guernsey
10 CanArgo (Kaspi) Limited	Guernsey
11 Argonaut Well Services Limited	Guernsey
12 CanArgo Samgori Limited	Guernsey
13 CanArgo Services (UK) Limited	England
14 Sagarejo Power Company LLC	Georgia
15 Georgian British Oil Co Ninotsminda	Georgia
16 Georgian British Oil Company Nazvrevi	Georgia
17 Georgian British Oil Company Norio	Georgia
18 Ninotsminda Services Limited	Georgia
19 CanArgo Georgia Limited	Georgia
20 Ninotsminda Oil Company Limited	Jersey
21 CanArgo Norio Limited	Jersey